CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement of Merchants and Manufacturers Bancorporation, Inc. (the "Company") on Form S-8, relating to the Merchants and Manufacturers Bancorporation, Inc. 2006 Stock Incentive Plan, of our reports dated March 14, 2006, on the consolidated financial statements of the Company, management's assessment of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which appear in the annual report on Form 10-K for the year ended December 31, 2005.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

Madison, Wisconsin
October 27, 2006